EXHIBIT 21.1
SUBSIDIARIES OF

INTERNATIONAL WIRE GROUP, INC.

JURISDICTION OF
INCORPORATION OR
SUBSIDIARY	ORGANIZATION
Omega Wire, Inc.	Delaware

IWG Global Wire, Inc.	Delaware

IWG Montgomery Wire Corporation	Delaware

IWG Wyre Wynd Corporation	Delaware

Wire Technologies, Inc.	Indiana

IWG High Performance Conductors, Inc.	New York

IWG Resources LLC	Nevada

Italtrecce-Societa Italiana Trecce & Affini, S.r.l	Italy

International Wire, S.A.S.	France

International Wire Group, S.A.S.	France

Tresse Metallique J. Forissier, S.A.	France

Cablerie E. Charbonnet, S.A.	France